Exhibit 99.1

Independent Bank Corp. (MA)	INDB	Q1 2005 Earnings Call	Apr. 15, 2005
Company ▲	Ticker ▲	Event Type ▲	Date ▲

MANAGEMENT DISCUSSION SECTION

<Operator:> Greetings ladies and gentlemen and welcome to the Independent Bank Corp’s First Quarter Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. [Operator Instructions] It is now my pleasure to introduce your host, Mr. Denis Sheahan, Chief Financial Officer and Treasurer of Independent Bank Corp. Thank you Mr. Sheahan, you may begin.

Denis Sheahan, Chief Financial Officer and Treasurer

Thank you. Good morning everyone and thank you for joining us on the call. This morning’s agenda will include my review of our first quarter 2005 earnings release then comments by Chris Oddleifson, our Chief Executive Officer, regarding our progress on strategic initiatives as well as some key performance metrics. I will then confirm earnings guidance for 2005 and will end the call with a question and answer period. With me on the call today are Chris Oddleifson, President and Chief Executive of Independent Bank Corp. and Barry Jensen and Rob Cozzone of our Finance Department. Before I review our first quarter earnings release, I will read the cautionary statement.

This conference call may contain certain forward-looking statements with respect to the financial conditions, results of operations, and business of Independent Bank Corp. Actual results may differ from those contemplated by these statements. Independent Bank Corp. wishes to caution listeners not to place undo reliance on any forward-looking statements, and disclaims any intent to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. I will now review the earnings release.

Independent Bank Corp. reported net income of $7.9 million an increase of $1.2 million or 18%, as compared to the quarter ended March 31, 2004. This represents diluted earnings per share of $0.51 for the first quarter of 2005, as compared to $0.45 in the same period a year ago. Both periods include securities gains as follows. The first quarter of 2005 reported security gains of $343,000, a decrease of $654,000 from the almost million dollars in security gains reported in the same period last year. This represents the only non-core items in either period. Excluding securities gains, earnings per share would have been $0.50 in the first quarter of 2005, an increase of 22% from the $0.41 for the same period last year.

Balance sheet changes in the quarter. Investments increased by $8 million or 1% since year-end 2004 and investments represent 27% of total assets at March 31st, 2005.

The company’s loan portfolio showed another quarter of good stead growth particularly in commercial lending even with the poor weather that dampened business generation. Total loans grew by $38 million or 2% in the first quarter of 2005 and was contained in the following categories. Commercial lending grew by $26 million for the quarter and we continue to have a strong pipeline for new business generation in our commercial lending division. Business banking grew by $2.5 million. In this category you will notice it is broken out separately on the face of the financial statements for the first time as part of our new initiative and we’ve broken out some of the loans that were previously in consumer and commercial lending as part of this new initiative. Our business banking relationships represent those relationships less than $250,000 in credit exposure. Residential real estate actually decreased by $5 million for the quarter. Home equity lending grew by $12 million. Indirect auto, while it did grow at $3 million it was less than we experienced last year, really due to the flattening yield curve which has dampened indirect auto profitability.

Overall loan generation prospects look good for the remainder of the year with commercial poised for another good year, followed by anticipated strong results from our home equity direct mail campaigns. The indirect auto loan category may slow down as the competitive landscape has not

www.CallStreet.com • 212.931.6515 • Copyright © 2005 CallStreet	1

Independent Bank Corp. (MA)	INDB	Q1 2005 Earnings Call	Apr. 15, 2005
Company ▲	Ticker ▲	Event Type ▲	Date ▲

allowed pricing which is commensurate with the risk inherent in these types of loans. Residential mortgage origination is expected to improve greatly in the coming month as we enter better weather conditions.

Deposits grew by $79 million in the first quarter with core deposits growing by $16 million or 1%. The time deposit category increased by $63 million or 14%. Of this amount, $25 million was in the brokerage CD category as a result of favorable pricing as compared to other forms of wholesale funding. The remaining growth in CDs was due to a successful 13 month CD promotion. The deposit market remains very competitive and our growth target of 8% in 2005 may be a challenge. However, the first quarter is not typically a good parameter of full year deposit generation due to seasonality and poor weather conditions and we remain hopeful of hitting our target. The second quarter will provide a better measure of our ability to hit our targeted growth.

Now the income statement; the net interest margin for the first quarter of 2005 was 3.84%, an increase in deposit costs as well as the cost of extending borrowings contributed to the decrease in the net interest margin. At this point, we expect the net interest margin to be between 3.8% and 3.85% for the full year.

Non-interest income; excluding securities gains from both periods, non-interest income was essentially flat in the first quarter of 2005 as compared to the same period last year. Service charges and deposits improved by 2% and investment management revenue improved by 15% as assets under administration increased to almost $563 million.

Mortgage banking income grew by 26%, as compared to the prior year quarter as a result of improved loan sales and a partial recovery of the impairment valuation allowance in the mortgage servicing asset. The balance of the mortgage servicing asset was $3.3 million and loan serviced amounted to $378 million as of March 31st, 2005.

Other non-interest income decreased $467,000 primarily due to decreases in commercial loan prepayment fees. Non-interest expense increased by 4.3% in the first quarter of 2005 as compared to the prior year quarter.

Salaries and benefits increased by $826,000 with base salaries representing about half of this increase. The remaining increase is due to increases in medical insurance and payroll taxes, the latter, largely due to the payment of incentive compensation in the first quarter of 2005 as compared to the second quarter last year. Occupancy and equipment expense increased by $307,000 or 13%, primarily due to costs associated with snow removal. Other non-interest expense decreased by $214,000 or 5% due to lower consulting fees partially offset by increased advertising costs.

Asset quality; the level of non-performing assets $2.8 million continue to be a strong positive highlight for the company representing just 9 basis points of total assets. The allowance for loan losses, as a percentage of loans, was 1.31% at March 31, 2005, and reserve coverage of non-performing assets was 9 times. Net charge-offs for the quarter were $622,000. Asset quality continues to remain strong. Our commercial lending division representing half of the bank’s loan portfolio has reported net recoveries for the past six years, testament to the strong underwriting culture in that division. Delinquencies are 48 basis points for the entire loan portfolio and we do not see negative trends developing. I’ll now comment on the company’s capital levels.

The company’s tangible equity of tangible asset ratio was 5.21% at March 31st, 2005. A combination of balance sheet growth and securities portfolio depreciation of $12 million pre-tax since year end 2004, contributed to the decrease in the ratio from 5.32% at year end. When adjusting this ratio for the deductibility of the company’s goodwill associated with the branch acquisition in 2000, the tangible equity ratio increases to 5.71% at March 31st, 2005. In addition,

www.CallStreet.com • 212.931.6515 • Copyright © 2005 CallStreet	2

Independent Bank Corp. (MA)	INDB	Q1 2005 Earnings Call	Apr. 15, 2005
Company ▲	Ticker ▲	Event Type ▲	Date ▲

during the quarter, the company’s voted directors increased the quarterly dividend in March to $0.15 per share, an increase of a penny per share or 7%.

I’ll now turn the call over to Chris for his comments.

Christopher Oddleifson, President and CEO

Good morning everybody. Denis has provided his usually good summary of our results for the quarter. I am pleased with our overall performance delivering $0.51 per share this quarter, up from $0.45 per share in the first quarter of last year. I’d like to underline the point Denis made that backing out security gains from both quarters, shows an operating EPS growth of 22% from prior year quarter. Denis will share with you later in the call we expect that our quarterly EPS will increase during the year leading to the $2.15 to $2.20 EPS for the entire year as we previously have indicated.

The quarter’s performance in light of a flattening yield curve and declining margin environment is really a result of a number of business initiatives. I will not dwell too long on these initiatives since I think I’ve amply covered the topics in previous calls. Nevertheless, I will quickly summarize what we’ve accomplished leading up to 2005 to strengthen our businesses that really has produced the results.

We’ve introduced new simplified consumer and business products that...in our investment management group we’ve extended our capability to assist clients with their asset allocation process across multiple asset classes. We established and staffed a new business banking unit, improved policies, processes, products and reporting associated with this unit. We successfully integrated Falmouth Bank Corp. into loof Rockland Trust. We opened and staffed a new Cape Cod investment management office and new branches in North Attleboro and Raynham. We introduced and trained branch staff to enhance their ability to originate and expand customer relationships and, as important, designed a management or reporting structure to coach on an ongoing basis the branch staffed at greater levels of performance. We did a lot of work improving our commercial banking business processes. We’ve enhanced score card performance score cards throughout the company. We’ve upticked our aggressiveness in the municipal deposit gathering and we’ve increased our direct mail activity supported by improving information infrastructure and analysis.

Within this context of a stronger company, we’ve had a number of 2005 focus areas that I described in our last call. I’ll cover several of those areas today and talk about some results.

First, we are focusing on generating more business volume from the foundation we have built during the last 24 months. And I can share with you some of our business results. In our commercial division, the amount of book commitments increased 27% over first quarter last year and 11% over the fourth quarter. And as a note, our commercial pipeline at year-end was the highest ever...ever recorded, which means probably highest ever since before our records, our bank was a lot smaller. We have funded our community development entity created for our new market tax credit by $15 million and, so far, we have booked about $11 million in loans and have another $3 million or so in process and we’re on track with that program.

Our business banking portfolio is up about 6% this quarter. The number of new core accounts and for the purposes of this statistic, a new core account is defined as non-term deposit accounts, in other words, not CDs. The number of new core accounts originated during the quarter was up 81% over the first quarter of last year. It was down 4% compared to the fourth quarter of last year due to seasonality and the adverse weather. And this, as a side, it was snowing here Tuesday night, big snowflakes. It surprised even me. The number of new households

www.CallStreet.com • 212.931.6515 • Copyright © 2005 CallStreet	3

Independent Bank Corp. (MA)	INDB	Q1 2005 Earnings Call	Apr. 15, 2005
Company ▲	Ticker ▲	Event Type ▲	Date ▲

originated during the quarter was up 69% over the first quarter of last year, and again, down slightly from the fourth quarter due to the reasons I mentioned above.

Home equity production; up 84% over the first quarter of last year. It is down compared to fourth quarter due to our direct mail timing and some weather issues. Our asset gathering production, for our investment management group, is up almost 20% over the first quarter of last year. And we do expect our 2005 overall production will far exceed production in 2004.

Our mortgage production is down on a comparative and linked quarter, however, the good news is that it’s trending up with the weather and the number of originators has increased by about 15% and we do expect our production will increase over the course of the year. Our indirect auto production is 20% lower than first quarter of 2004 as margins are tightening significantly in this business.

Now on balance, I believe, these really indicate a very positive trend that is a result of our focused initiatives. And moreover, we continue to see added to all our good work is the positive effects of the merger and acquisition environment. As, I think, many of you know, we have an established regional brand being in the community since 1907 and we have the dominant share in our primary county. Most importantly, I think, we find ourselves in an increasingly unique position. What I mean by that is that we’re large enough to have the full compliment of product and services. Our market, our retails, small business and commercial customers, we would expect at a large bank. We continue to be viewed small enough to be a community bank with a high commitment to high touch customer service with more convenience in our primary county than anyone else.

Another key objective of ours is to continue to impress upon and improve on the efficiency and effectiveness with which we operate. Our first quarter operating ratio was 61%. This is an improvement from last year’s first quarter of 64% and we expect the improvement trend to continue.

As you may recall, we successfully renegotiated our contract with our core processing vendor and are working very hard to integrate a number of upgraded systems that will reduce expense and improve customer...the customer experience. For example, we are upgrading our online banking. We are installing a deposit origination system in the branches. We are installing an ATM system that is more integrated with our core system. We are upgrading our profitability system. We’ll have a more automated anti-money laundering system in by the end of June. And we are very close to installing a web based mortgage application and decision engine attached to our website.

We also continue to focus on improving the customer experience. A number one, many of the technology improvements I mentioned are going to improve the customer’s experience moreover, we’ve made great strides in our branch...our branch network institutionalizing many small things that customers notice upon visiting us and tend to create positive reaction and talk. We’ve built a disciplined process to understand our customer comments and concerns and we’re directly feeding them back into our process improvement. Our CFO is...had an interesting experience in a branch and that was directly sent into the system and were made...we made a process improvement immediately and we have done that on a number of occasions. We have a tight feedback group. We are also improving the branch look in selected locations and expanding hours selectively as well. We will have more weekend hours; a few more Sunday hours, which we think is absolutely essential in improving our customer experience.

A point I would like to make before Denis provides guidance is that I hope you all noted in our recently released 10-K, that we received an unqualified 404 opinion from our external auditors. This, of course, is good news in and of itself, however, I think it’s really worth mentioning that we didn’t hire a consultant to build all the matrices and additional controls, we did it ourselves. Why is this important? Well, this is important in my view because the intellectual capital that was required to develop those things is staying with us, staying here within the company, and better positions us for a stable and clean environment going forward.

www.CallStreet.com • 212.931.6515 • Copyright © 2005 CallStreet	4

Independent Bank Corp. (MA)	INDB	Q1 2005 Earnings Call	Apr. 15, 2005
Company ▲	Ticker ▲	Event Type ▲	Date ▲

Lastly, I hope you all have read the press release yesterday announcing two new directors: Eileen Miskell and Donna Lapolito. The entire board is absolutely delighted that these two highly qualified individuals are joining the board. And, of course, the board meeting was yesterday.

That concludes my comments and now Denis will provide some guidance.

Denis Sheahan, Chief Financial Officer and Treasurer

Thank you, Chris. As Chris mentioned in his comments, we continue to expect GAAP diluted earnings per share for 2005 in a range of $2.15 to $2.20 representing GAAP EPS growth of 6 to 8%. On an operating basis, this should be in the region of $2.13 to $2.18 representing low double digit growth from the prior year. These figures exclude the expensing of stock options and, at this point, it looks like based on a release from the SEC yesterday, that stock option expensing would be delayed until 2006.

A significant assumption in our ability to hit the upper end of the range is our successful executing of the new market tax credit program. We have invested $15 million in our community development entity and have begun recognizing tax credits. An additional $15 million remains to be invested and we are hopeful of investing this remaining amount in the latter half of 2005. If this additional investment is achieved, we should be toward the upper end of the range. At this point, we remain optimistic in our ability to accomplish this objective.

This concludes my comments. I would just say that they first quarter was a very strong quarter and puts us well on the track to hitting our estimate for 2005. And I’ll be happy to open the call now for questions.

www.CallStreet.com • 212.931.6515 • Copyright © 2005 CallStreet	5

Independent Bank Corp. (MA)	INDB	Q1 2005 Earnings Call	Apr. 15, 2005
Company ▲	Ticker ▲	Event Type ▲	Date ▲

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions]

Our first question comes from Ryan Kelly with SCR. Please state your question.

<Q — Ryan Kelly>: Good morning. Great quarter, guys.

<A>: Good morning. Thank you.

<Q — Ryan Kelly>: Just to follow on about the new market tax credit program, the $15 million that you’ll be potentially putting...investing at the end of this year, that’s just for this one part of the program. Can you also get...apply for and receive more tax credit, you know, more potential investments in this type of program?

<A>: Yes, I mean, Ryan, we certainly will plan on doing that. However, one’s application isn’t necessarily approved. You have to make a good case as to why, you know, a company or an organization like ours should receive the tax credits. We were successful in that in the past and, you know, hopefully we will be successful again.

<A>: You know, Ryan, I had mentioned, it’s very competitive. I mean, we were 1 of 12 banks awarded this tax credit in the nation. So, it is not something to be counted on.

<Q — Ryan Kelly>: Okay. But for the year, you’re still looking for a blended tax rate of about 32%?

<A>: That’s right.

<Q — Ryan Kelly>: Okay. And then, just looking a little closer at your expenses, they came in nicely this quarter, as expected from last quarter. Just, not to be too nitpicky, but on the $300,000 extra related to snow removal, which it was a pretty brutal winter, can we expect to see expenses be reduced by that amount at least next quarter?

<A>: No. I mean, I would say that the snow removal is probably $180,000 to $200,000 in that variance. So, you know, you could assume, yeah, a certain reduction because of snow removal. I would tell you, you know Ryan, we’ve had a couple of storms already, late March into April that will continue to have some snow removal in the second quarter, but nowhere near the level as the first quarter.

<Q — Ryan Kelly>: Okay, great.

<A>: Yeah, it’s something I have to get used to. I am considering issuing shovels. We count snow removal costs and cents per share. Yeah, it’s remarkable.

<Q — Ryan Kelly>: It’s been a brutal winter, that’s for sure. Just one other final thing on branching, can you discuss what your plans are going forward in ‘05?

<A>: Ryan, not yet. I mean, that’s something that we are really looking carefully at and it’s a...it’s a question we are considering in a context the whole company, retail, commercial, small business, mortgage, etc. And we’re not prepared to tell you where we are going next. We will say that that is a question we are very aggressively sort of reviewing right now.

<Q — Ryan Kelly>: Okay, great. And actually one final question just on capital levels, where do you feel comfortable with the capital level and is there any thought that you feel constrained with what your capital level is right now as far as being able to grow how you want to grow?

www.CallStreet.com • 212.931.6515 • Copyright © 2005 CallStreet	6

Independent Bank Corp. (MA)	INDB	Q1 2005 Earnings Call	Apr. 15, 2005
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<A>: Ryan, at this point, no. I mean, certainly with our tangible equity level we do monitor securities portfolio depreciation very carefully. You know, we watch the duration of our securities portfolio and we do expect further depreciation, you know, as rates go up. You know, excluding that depreciation, you know, we would expect tangible to grow around 10 basis points a quarter, even with the growth that we have planned this year. So we’ve been here before, you know, after we did the fleet branch acquisition our tangible equity was just below 4% and we grew out of it very quickly. So we...you know, we’re not uncomfortable being in this range and we do expect to grow out of it.

<Q — Ryan Kelly>: Okay, great. Thank you very much.

<A>: Thank you, Ryan.

Operator: Our next question comes from Kelly Hinkle with McConnell Budd Romano. Please state your question.

<Q>: Hi, Chris. Hi, Denis.

<A>: Hi, Kelly.

<A>: Good morning, Kelly.

<Q>: A couple questions about non-interest income. First one, service charges on deposits were down from the prior quarter, can you talk about that? And also, I was curious, what...how much of a service...servicing asset recovery was in the mortgage banking income line?

<A>: Sure. On these service charges, first, Kelly, there were a couple of things going on there. First of all, on the free checking customers that we brought in are getting more free ATM transactions. So that affects ATM service charge revenue. The other and more, frankly, more significant contributor to the change from the fourth quarter is the earnings credit rate on business deposits has gone up as short term rates have gone up. So that’s affected service charge revenue. Then on the mortgage banking income line, the...I think your question was the valuation recovery and that was $138,000 in the first quarter.

<Q>: Great, thank you.

<A>: Sure.

Operator: Thank you. [Operator Instructions] Our next question comes from David Darce with FTN Midwest. Please state your question.

<Q>: Good morning.

<A>: Good morning, David.

<Q>: Your tax rate, or at least your effective rate, looks like it was 32, 33% this quarter, up from the third and fourth quarter of last year, how...can you maybe give us some information on that increase and then if you receive another $750,000 in tax credit, you would take all of that in the third or fourth quarter?

<A>: Well, actually, David, what happens is, you know, once we are pretty certain that we’ll be doing the additional $15 million investment which, you know, frankly, we’d hope to get to sometime during the second quarter because we’ve been relatively successful with the initial $15 million investment. At that point, we would begin to recognize that through our tax provision for the rest of the year. So we’d expect the tax provision to come down somewhat from the, you know, the 32

www.CallStreet.com • 212.931.6515 • Copyright © 2005 CallStreet	7

Independent Bank Corp. (MA)	INDB	Q1 2005 Earnings Call	Apr. 15, 2005
Company ▲	Ticker ▲	Event Type ▲	Date ▲

1/2% level I think that we were in the first quarter to get that sort of a weighted average 32 by the end of the year.

Does that answer your question?

<Q>: Yeah. What would be the increase from the third and fourth quarter to the first quarter?

<A>: You want to comment on that, Barry?

<A — Barry Jensen>: If you recall last year, we recognized the tax credit beginning in the third quarter of the year. So we took kind of an annual impact in two quarters last year. This year, on that initial investment, it’s spread evenly throughout the year.

<Q>: Okay. And then you indicated that you’d extended some borrowings?

<A>: Yes.

<Q>: Can you give the amount and what that might do to your rate, your borrowing rate going forward or the cost of funds.

<A>: I can give you...we did an additional $35 million swap where we swapped variable rate borrowings to fixed rate. Rob, what was the term of that?

<A — Rob Cozzone>: Three years.

<A>: Three years. We also put in place $100 million cap that executes if LIBOR [ph] goes above 4%. So both of those efforts, you know, will help our cost of funds in a rising rate environment which we certainly believe that we’re in and we have total interest rate swaps hedging variable rate borrowings at this point of $110 million, so all of those actions will help our cost of fund. Do you have sense, Rob, about, you know projected borrowings costs for the rest of the year based on that swap?

<A — Rob Cozzone>: Well, why don’t we just give — we’ll give the — what is the fixed rate on that $35 million swap. That may help, David. Do you have that?

<A — Denis Sheahan>: Total costs of borrowings, including trust preferred securities, is expected to range in the 350 — and excluding our short-term borrowing costs.

<A — Denis Sheahan>: Okay. And, David, let me get for you — I have it here. Just bear with me for a moment. I’ll give you the details on that $35 million swap.

<Q — David>: Okay.

<A — Denis Sheahan>: That may help you. We receive variable on the swap will be paying fixed at 4.06 on that $35 million.

<Q — David>: Okay. And is that a LIBOR plus?

<A — Denis Sheahan>: It’s — yeah, it’s FHLB based.

<Q — David>: Okay.

<A — Denis Sheahan>: So it’s, what, Rob, 30 days? Is it 30-day or 90-day?

<A — Rob Cozzone>: 30-day.

www.CallStreet.com • 212.931.6515 • Copyright © 2005 CallStreet	8

Independent Bank Corp. (MA)	INDB	Q1 2005 Earnings Call	Apr. 15, 2005
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<A — Denis Sheahan>: So 30-day FHLB, which is, you know, close to LIBOR, and paying fixed at 4.06. And you can get details of all these derivatives obviously in our 10-Q.

<Q — David>: Okay. Thank you.

<A — Denis Sheahan>: Sure.

Operator: Mr. Sheahan, there are no further questions at this time. I will now turn the conference back over to you to conclude.

Mr. Denis Sheahan, Chief Financial Officer, Treasurer

Okay. Thank you, and thank you, everybody, for joining us on the call. We look forward to speaking with you after our second quarter earnings announcement.

Company Representative

Thank you from me as well.

<Operator:>

Thank you. This concludes today’s conference. Thank you all for your participation. All parties may disconnect now.

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED “AS IS,” AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2005. CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.

www.CallStreet.com • 212.931.6515 • Copyright © 2005 CallStreet	9